Exhibit (h)(7)(viii)

AMENDMENT NO. 3

PARTICIPATION AGREEMENT

The Participation Agreement (the “Agreement”), dated May 1, 1999, by and among AIM Variable Insurance Funds, a Delaware trust (“A VIF”); Columbus Life Insurance Company, an Ohio life insurance company, and Touchstone Securities, Inc., is hereby amended as follows:

WHEREAS, effective April 30, 2010, AIM Variable Insurance Funds was renamed AIM Variable Insurance Funds (Invesco Variable Insurance Funds).  All references to AIM Variable Insurance Funds is hereby deleted and replaced with AIM Variable Insurance Funds (Invesco Variable Insurance Funds);

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:

SCHEDULE A

FUNDS AVAILABLE UNDER THE CONTRACTS

ALL SERIES I SHARES AND SERIES II SHARES OF AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

SEPARATE ACCOUNTS UTILIZING THE FUNDS

ALL SEPARATE ACCOUNTS UTILIZING THE FUNDS

CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS

ALL CONTRACTS FUNDED .BY THE SEPARATE ACCOUNTS

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective date: April 30, 2010.

AIM VARIABLE INSURANCE FUNDS
(INVESCO VARIABLE INSURANCE FUNDS)

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr
Name:	Peter Davidson	Name:	John M. Zerr
Title:	Assistant Secretary	Title:	Senior Vice President

COLUMBUS LIFE INSURANCE COMPANY

Attest:	/s/Caly Meszaros	By:	/s/ J.J. Miller

Name:	Caly Meszaros	Name:	J.J. Miller

Title:	Products Marketing	Title:	President & C.E.O.

TOUCHSTONE SECURITIES, INC.

Attest:	/s/ Sheila B. Zenni	By:	/s/ Richard K. Taulbee

Name:	Sheila B. Zenni	Name:	Richard K. Taulbee

Title:	Executive Asst.	Title:	Vice President

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